Hostess Brands, Inc. Announces Second Quarter 2019 Financial Results
Reports Record Net Revenue Quarter and Strong Gross Profit Growth

KANSAS CITY, MO, August 7, 2019 - Hostess Brands, Inc. (NASDAQ: TWNK, TWNKW) (the “Company”), today reported its financial results for the three and six months ended June 30, 2019.
Business Highlights for the Second Quarter 2019 as Compared to the Prior Year Period

•
Net revenue increased $25.2 million, or 11.7%, to $241.1 million due to higher volume of both core and new Hostess® branded products driven by distribution and merchandising support as well as realization of price increases.

•	Total Company point of sale in tracked channels increased 6.3% and market share of 19.0% was up 81 basis points.

•	Gross profit increased $16.6 million, or 24.8%, to $83.5 million due to higher sales volume and pricing actions as well as continued operating efficiencies.

•	Net income was $16.7 million, compared to $24.6 million, or diluted earnings per share of $0.10 per share. The decline was primarily due to discrete income tax adjustments of $7.8 million.

•	Adjusted net income increased $3.8 million or 18.9% to $24.1 million, representing $0.17 adjusted earnings per share.

•	Adjusted EBITDA increased $7.5 million, or 15.7%, to $55.1 million, or 22.9% of net revenue, compared to $47.6 million, or 22.1% of net revenue

•	Cash and cash equivalents were $189.3 million as of June 30, 2019 with a leverage ratio of 4.0x, both driven by operating cash flows of $74.1 million for the six months ended June 30, 2019.

Despite Reduction for the Anticipated Sale of In-Store Bakery Operations ("ISB"), the Company Reiterates 2019 Net Revenue and Adjusted EBITDA Outlook

•
The Company expects continued organic revenue growth well above the Sweet Baked Goods (“SBG”) category in 2019 driven by Hostess® branded core and new product innovation due to expanded distribution and improved merchandising execution as well as benefits from increased pricing. This will be partially offset by reduced revenue from the anticipated disposition of ISB in the third quarter of 2019.

•
The Company expects full year 2019 adjusted EBITDA of $200 million to $210 million, an increase of 7% to 13% over 2018, primarily driven by revenue growth and achievement of operational efficiencies, partially offset by the anticipated divestiture of ISB in the third quarter of 2019.

•	The Company has improved its expected leverage ratio estimate to 3.2x to 3.4x at the end of 2019, driven by strong operating cash flows and the anticipated cash received from the divestiture of ISB.
“The continued execution against our pillars for growth are evidenced this quarter by meaningful revenue growth, increased market share and improvement in our industry-leading profitability,” commented Andy Callahan, President and Chief Executive Officer. “The strength of the Hostess® brand and our investments in our fundamental capabilities have helped us achieve broad-based success across channels. We will continue to focus on execution in the second half of 2019 as we build upon our strong foundation for sustainable growth and shareholder value creation.”

Second Quarter 2019 Compared to Second Quarter 2018
Net revenue was $241.1 million, an increase of 11.7%, or $25.2 million, compared to $215.8 million. The net revenue growth was primarily from increased sales of Hostess® branded products driven by higher volume of both core products and new Hostess® branded breakfast products as distribution and merchandising support improved in multiple sales channels. Dolly Madison® branded products also provided revenue growth as the Company leveraged the acquired Cloverhill customer relationships. Net revenue also benefited from increased pricing implemented in the fourth quarter of 2018.

1This press release contains certain non-GAAP financial measures, including adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income attributed to Class A stockholders and adjusted earnings per share (“Adjusted EPS”). Please refer to the schedules in the press release for reconciliations of non-GAAP financial measures to the comparable GAAP measure. Unless otherwise stated, all comparisons of financial measures in this press release are to the second quarter of 2018. All measures of market performance contained in this press release, including point of sale and market share, include all Company branded products within the SBG category as reported by Nielsen but do not include other products sold outside of the SBG category. All market data in this press release reflect the restatement of convenience channel data executed by Nielsen for the 13-week period ended June 29, 2019. The Company's leverage ratio is net debt (total long-term debt less lease obligations, unamortized debt premiums and cash and cash equivalents) divided by adjusted EBITDA for the trailing twelve-month period.

Gross profit was $83.5 million, or 34.6% of net revenue, compared to $66.9 million, or 31.0% of net revenue. Adjusted gross profit was $83.5 million, or 34.6% of net revenue, a $14.2 million increase as compared to $69.3 million, or 32.1% of net revenue, in the prior year period. Pricing actions and increases in sales volume partially offset the impact of inflationary pressures on ingredient, labor and packaging costs. The Company also benefited from continued operational cost efficiencies.
Operating costs and expenses were $46.6 million, or 19.3% of net revenue, compared to $32.2 million, or 14.9% of net revenue. These costs increased due to higher incentive compensation and additional corporate expenses incurred in connection with the relocation of the Company's primary distribution facility and category sales and marketing functions. Additionally, there was a $1.3 million loss on the remeasurement of the tax receivable agreement obligation in the second quarter of 2019 as compared to a $1.8 million gain on remeasurement in the prior year period driven by changes in estimated future state rates.
The Company's effective tax rate was 35.2% compared to 0.8%. In the second quarter of 2019, the Company recognized a discrete tax expense of $2.8 million as compared to a discrete tax benefit of $5.0 million recognized in the prior year period resulting from revaluing deferred tax balances based on changes in its estimated state apportionment factors and tax rates.
Net income was $16.7 million compared to $24.6 million. Net income attributed to Class A stockholders was $11.5 million, or $0.10 per diluted share, compared to $19.3 million, or $0.18 per diluted share. The decline was primarily due to discrete income tax adjustments of $7.8 million.
Adjusted net income was $24.1 million compared to $20.2 million. Adjusted EPS was $0.17 per diluted share, compared to $0.14 per share. Adjusted EBITDA was $55.1 million, or 22.9% of net revenue, compared to $47.6 million, or 22.1% of net revenue.
Cash from operations for the six months ended June 30, 2019 was $74.1 million compared to $81.2 million for the same period last year. The decrease was attributable to the timing of customer receipts as well as higher working capital needs to facilitate the increased sales volume. Operating cash flow for the second quarter of 2019 was $45.7 million, an increase of 6.5% from the prior year period.
Sweet Baked Goods Segment: Net revenue was $229.3 million, an increase of $25.0 million, or 12.3%, compared to $204.2 million driven by additional volume and price increases. Gross profit was $80.9 million, or 35.3% of net revenue, compared to $64.4 million, or 31.5% of net revenue.
In-Store Bakery Segment: Net revenue was $11.8 million, an increase of $0.2 million, or 1.5%, compared to $11.6 million. The increase in net revenue was attributable to increased sales volume. Gross profit was $2.5 million, or 21.4% of net revenue, compared to gross profit of $2.5 million, or 21.5% of net revenue.
Divestiture of ISB
As previously announced, the Company has entered into a definitive agreement to sell ISB to Sara Lee Frozen Bakery for a purchase price of $65.0 million in cash, subject to post-closing adjustments. The transaction is expected to close during the third quarter, subject to customary closing conditions. The Company expects to use the net proceeds from the transaction to pursue a range of potential strategic options, including reinvesting in its business, de-leveraging its balance sheet, and pursuing potential strategic acquisitions, while effectively managing its capital structure.
New Corporate Headquarters and Research and Development Center
The Company is opening a new consumer research center with a lab, sensory test kitchen and focus group space within the Company's new corporate headquarters building which is relocating within the Kansas City metro area. This new research and development center, which is anticipated to open during the first quarter of 2020, will enhance the Company's in-house innovation capabilities and expand capacity for new product research and development.
Outlook
Despite the impacts of the anticipated divestiture of ISB, the Company reiterated its net revenue and adjusted EBITDA guidance as well as improved its leverage outlook for 2019 to reflect the strong year-to-date financial results:

•	Net revenue growth well above the SBG category;

•	Adjusted EBITDA of $200 million to $210 million, an increase of 7% to 13% from 2018;

•	Adjusted EPS of $0.57 to $0.62, an increase of 6% to 15% from 2018;

•
The net expected increase in cash of $145 million to $155 million would result in a leverage ratio of 3.2x to 3.4x at the end of 2019, absent any acquisitions or other strategic uses of cash, compared to 4.5x at December 31, 2018;

•	Cash provided by operations of $145 million to $155 million, a reduction from previous expectation of $150 million to $160 million;

•	Capital expenditures of approximately $30 million to $35 million;

•
Income tax rate, excluding discrete items, of 21% to 22% giving effect to the non-controlling interest and the related share exchanges occurring in the second quarter. The Company expects to pay distributions to the non-controlling interest of $7.5 million to $8.5 million and corporate tax payments of $2.0 million to $3.0 million in 2019.

The Company provides guidance only on a non-generally accepted accounting principles (non-GAAP) basis and does not provide a reconciliation of the Company's forward-looking financial expectations to the most directly comparable GAAP financial measure because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation; including adjustments that could be made for deferred taxes; remeasurement of the tax receivable agreement, changes in allocation to the non-controlling interest, transformation expenses and other non-operating gains or losses reflected in the Company's reconciliation of historic non-GAAP financial measures, the amount of which could be material. Please refer to the Reconciliation of Non-GAAP Financial Measures included in this press release for further information about the use of these measures.

Conference Call and Webcast
The Company will host a conference call and webcast with an accompanying presentation today, August 7, 2019 at 4:30 p.m. EDT to discuss the results for the second quarter. Investors interested in participating in the live call can dial 877-451-6152 from the U.S. and 201-389-0879 internationally. A telephone replay will be available approximately two hours after the call concludes through August 21, 2019, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13692886. The simultaneous, live webcast and presentation will be available on the Investor Relations section of the Company’s website at www.hostessbrands.com. The webcast will be archived for 30 days.
About Hostess Brands, Inc.
Hostess Brands, Inc. is a leading packaged food company focused on developing, manufacturing, marketing, selling and distributing fresh baked sweet goods in the United States. The brand's history dates back to 1919, when the Hostess® CupCake was introduced to the public, followed by Twinkies® in 1930. Today, the Company produces a variety of new and classic treats in addition to Twinkies® and CupCakes, including Donettes®, Ding Dongs®, Zingers®, Danishes, Honey Buns and Coffee Cakes. For more information about Hostess® products and Hostess Brands, please visit hostesscakes.com. Follow Hostess on Twitter: @Hostess_Snacks; on Facebook: facebook.com/Hostess; on Instagram: Hostess_Snacks; and on Pinterest: pinterest.com/hostesscakes.

The Company has two reportable segments: SBG and In-Store Bakery. The SBG segment consists of sweet baked goods, bread and buns and frozen retail products that are sold under the Hostess®, Dolly Madison®, Cloverhill® and Big Texas® brands. The In-Store Bakery segment consists of Superior on Main® and private label products sold through the in-store bakery section of grocery and club stores.
Forward-Looking Statements
This press release contains statements reflecting the Company's views about its future performance that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing the Company's future operating performance and statements addressing events and developments that the Company expects or anticipates will occur are also considered as forward-looking statements. All forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.
These statements inherently involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include, but are not limited to, maintaining, extending and expanding the Company's reputation and brand image; protecting intellectual property rights; leveraging the Company's brand value to compete against lower-priced alternative brands; correctly predicting, identifying and interpreting changes in consumer preferences and demand and offering new products to meet those changes; operating in a highly competitive industry; the ability to maintain or add additional shelf or retail space for the Company's products; the continued ability to produce and successfully market products with extended shelf life; the ability to drive revenue growth in key products or add products that are faster-growing and more profitable; volatility in commodity, energy, and other input prices and the ability to adjust pricing to cover increased costs; dependence on major customers; geographic focus could make the Company particularly vulnerable to economic and other events and trends in North America; increased costs in order to comply with governmental regulation; general political, social and economic conditions; a portion of the workforce belongs to unions and strikes or work stoppages could cause the business to suffer; product liability claims, product recalls, or regulatory enforcement actions; unanticipated business disruptions; dependence on third parties for significant services; insurance may not provide adequate levels of coverage against claims; failures, unavailability, or disruptions of the Company's information technology systems; the Company's ability to achieve expected synergies and benefits and performance from the Company's strategic acquisitions; dependence on key personnel or a highly skilled and diverse workforce; and the Company's ability to finance indebtedness on terms favorable to the Company; and other risks as set forth from time to time in the Company's Securities and Exchange Commission filings.
As a result of a number of known and unknown risks and uncertainties, the Company's actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Risks and uncertainties are identified and discussed in Item 1A-Risk Factors in the Company's Annual Report on Form 10-K for 2018. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company's behalf are expressly qualified in their entirety by these risk factors. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

HOSTESS BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except shares and per share data)

	June 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$189,284	$146,377
Accounts receivable, net	128,187	105,679
Inventories	42,893	38,580
Prepaids and other current assets	10,285	8,806
Total current assets	370,649	299,442
Property and equipment, net	223,751	220,349
Intangible assets, net	1,889,221	1,901,215
Goodwill	574,645	575,645
Other assets, net	10,713	14,062
Total assets	$3,068,979	$3,010,713

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt and lease obligations payable within one year	$13,206	$11,268
Tax receivable agreement payments payable within one year	7,700	4,400
Accounts payable	72,161	65,288
Customer trade allowances	50,765	42,010
Accrued expenses and other current liabilities	23,100	18,137
Total current liabilities	166,932	141,103
Long-term debt and lease obligations	972,118	976,736
Tax receivable agreement	85,820	64,663
Other long term liabilities	107	—
Deferred tax liability	273,575	277,954
Total liabilities	1,498,552	1,460,456

Class A common stock, $0.0001 par value, 200,000,000 shares authorized,109,323,871 and 100,046,392 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	11	10
Class B common stock, $0.0001 par value, 50,000,000 shares authorized, 20,999,784 and 30,255,184 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	2	3
Additional paid in capital	1,022,529	925,902
Accumulated other comprehensive income (loss)	(190)	2,523
Retained earnings	303,974	271,365
Stockholders’ equity	1,326,326	1,199,803
Non-controlling interest	244,101	350,454
Total liabilities and stockholders’ equity	$3,068,979	$3,010,713

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net revenue	$241,060	$215,849	$463,798	$424,592
Cost of goods sold	157,610	148,992	305,160	286,494
Gross profit	83,450	66,857	158,638	138,098
Operating costs and expenses:
Advertising and marketing	10,696	8,938	19,559	17,808
Selling expense	8,310	7,751	16,830	15,139
General and administrative	19,276	11,185	36,747	25,746
Amortization of customer relationships	6,009	5,994	11,994	11,989
Other operating expense (income)	2,278	(1,660)	517	(104)
Total operating costs and expenses	46,569	32,208	85,647	70,578
Operating income	36,881	34,649	72,991	67,520
Other expense (income):
Interest expense, net	10,302	9,749	20,538	19,089
Gain on buyout of tax receivable agreement	—	—	—	(12,372)
Other expense	846	86	1,286	169
Total other expense	11,148	9,835	21,824	6,886
Income before income taxes	25,733	24,814	51,167	60,634
Income tax expense	9,064	194	7,886	6,712
Net income	16,669	24,620	43,281	53,922
Less: Net income attributable to the non-controlling interest	5,186	5,337	10,672	10,799
Net income attributable to Class A stockholders	$11,483	$19,283	$32,609	$43,123

Earnings per Class A share:
Basic	$0.11	$0.19	$0.32	$0.43
Diluted	$0.10	$0.18	$0.31	$0.41
Weighted-average shares outstanding:
Basic	105,072,322	99,939,642	102,618,951	99,916,161
Diluted	109,509,195	104,773,094	105,338,010	104,911,474

Results of Operations by Segment	Three Months Ended		Six Months Ended
(In thousands)	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net Revenue
Sweet Baked Goods	$229,273	$204,237	$442,151	$403,529
In-Store Bakery	11,787	11,612	21,647	21,063
	$241,060	$215,849	$463,798	$424,592
Gross Profit
Sweet Baked Goods	$80,925	$64,359	$154,069	$133,797
In-Store Bakery	2,525	2,498	4,569	4,301
	$83,450	$66,857	$158,638	$138,098

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Six Months Ended
	June 30, 2019	June 30, 2018
Operating activities
Net income	$43,281	$53,922
Depreciation and amortization	21,939	20,648
Impairment of property, goodwill and intangibles	1,005	1,417
Debt discount (premium) amortization	(536)	(541)
Non-cash change in tax receivable agreement	(483)	(14,124)
Share-based compensation	4,780	2,721
Deferred taxes	5,637	4,994
Change in operating assets and liabilities:
Accounts receivable	(22,508)	(8,458)
Inventories	(4,313)	3,558
Prepaids and other current assets	(1,661)	(1,643)
Accounts payable and accrued expenses	18,168	17,187
Customer trade allowances	8,755	1,501
Net cash provided by operating activities	74,064	81,182

Investing activities
Purchases of property and equipment	(15,398)	(19,836)
Acquisition of business, net of cash	—	(23,910)
Acquisition and development of software assets	(2,907)	(1,591)
Net cash used in investing activities	(18,305)	(45,337)

Financing activities
Repayments of long-term debt and capital lease obligation	(5,056)	(5,051)
Distributions to non-controlling interest	(4,916)	(9,463)
Payment of taxes related to the net issuance of employee stock awards	(124)	(407)
Cash received from exercise of options	23	—
Payments on tax receivable agreement	(2,779)	(41,353)
Net cash used in financing activities	(12,852)	(56,274)
Net increase (decrease) in cash and cash equivalents	42,907	(20,429)
Cash and cash equivalents at beginning of period	146,377	135,701
Cash and cash equivalents at end of period	$189,284	$115,272

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$22,472	$20,358
Net taxes paid	$1,815	$3,959
Supplemental disclosure of non-cash investing:
Accrued capital expenditures	$1,527	$1,388

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income attributable to Class A Stockholders and adjusted EPS, collectively referred to as "Non-GAAP Financial Measures," are commonly used in the Company's industry and should not be construed as an alternative to gross profit, net income or earnings per share as indicators of operating performance or as alternatives to cash provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). These Non-GAAP Financial Measures may not be comparable to similarly titled measures reported by other companies. The Company has included these Non-GAAP Financial Measures because it believes the measures provide management and investors with additional information to measure the Company's performance and liquidity, estimate the Company's value and evaluate the Company's ability to service debt.
Non-GAAP Financial Measures are adjusted to exclude certain items that affect comparability. The adjustments are itemized in the tables below. You are encouraged to evaluate these adjustments and the reason the Company considers them appropriate for supplemental analysis. In evaluating adjustments, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of Non-GAAP Financial Measures should not be construed as an inference that future results will be unaffected by unusual or recurring items.
The Company defines adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization and (iii) income taxes, as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company's results as reported under GAAP. For example, adjusted EBITDA:

•	does not reflect the Company's capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, the Company's working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debt; and

•	does not reflect payments related to income taxes, the Tax Receivable Agreement or distributions to the non-controlling interest to reimburse its tax liability.

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in thousands, except shares and per share data)

		Three Months Ended		Six Months Ended
		June 30, 2019	June 30, 2018	June 30, 2019		June 30, 2018
Reconciliation of Adjusted Gross Profit
Gross profit		$83,450	$66,857	$158,638		$138,098
Non-GAAP adjustments:
Acquisition and integration costs		—	1,802	1,563		1,864
Special employee incentive compensation		—	602	33		1,552
Adjusted gross profit		$83,450	$69,261	$160,234		$141,514

Adjusted gross margin		34.6%	32.1%	34.5%		33.3%

Reconciliation of Adjusted EBITDA
Net income		$16,669	$24,620	$43,281		$53,922
Non-GAAP adjustments:
Income tax provision		9,064	194	7,886		6,712
Interest expense, net		10,302	9,749	20,538		19,089
Depreciation and amortization		11,060	10,557	21,939		20,648
Share-based compensation		2,499	1,098	4,780	—	2,721
Tax Receivable Agreement remeasurement and gain on buyout		1,278	(1,752)	(483)		(14,124)
Impairment of property and equipment, intangible assets and goodwill		1,005	—	1,005		1,417
Acquisition and integration costs		—	1,817	1,563		1,864
Facility transition costs	ii.	816	—	816		—
Special employee incentive compensation		1,555	602	1,910		1,585
Other	i	840	712	1,280		796
Adjusted EBITDA		$55,088	$47,597	$104,515		$94,630

Reconciliation of Adjusted Net Income and Adjusted EPS
Net income		$16,669	$24,620	$43,281		$53,922
Non-GAAP adjustments:
Tax Receivable Agreement remeasurement and gain on buyout		1,278	(1,752)	(483)		(14,124)
Remeasurement of deferred taxes		2,823	(4,995)	(3,224)		(4,995)
Impairment of property and equipment, intangible assets and goodwill		1,005	—	1,005		1,417
Acquisition and integration costs		—	1,817	1,563		1,864
Facility transition costs	ii.	816	—	816		—
Special employee incentive compensation		1,555	602	1,910		1,585
Other	i.	840	—	840		—
Tax impact of adjustments		(928)	(57)	(1,337)		1,064
Adjusted net income		24,058	20,235	44,371		40,733
Non-controlling interest allocation of net income		(5,186)	(5,337)	(10,672)		(10,799)
Non-controlling interest allocation of adjustments		(679)	(562)	(1,125)		(1,131)
Adjusted net income attributed to Class A stockholders		$18,193	$14,336	$32,574		$28,803
Weighted average Class A shares outstanding-diluted		109,509,195	104,773,094	105,338,010		104,911,474
Adjusted EPS		$0.17	$0.14	$0.31		$0.27

i. For the three and six months ended June 30, 2019 and 2018, other expenses included transaction and other non-operating professional fees.
ii. For the three and six months ended June 30, 2019, facility transition costs include non-capitalizable costs incurred to move the Company's primary distribution center and category sales and marketing functions.